Exhibit 99.3

COASTAL PRIDE COMPANY, INC.

CONDENSED BALANCE SHEET

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$34,336	$27,758
Accounts receivable, net	1,002,796	1,450,293
Inventory, net	1,389,833	2,247,065
Other current assets and prepaid expense	128,051	127,053
Total current assets	2,555,016	3,852,169

FIXED ASSETS, net	10,170	6,652

DEFERRED TAX ASSETS	17,351	17,351

TOTAL ASSETS	$2,582,537	$3,876,172

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts payable and accruals	$471,909	$1,151,636
Working capital line of credit	1,091,954	1,678,169
Total current liabilities	1,563,863	2,829,805

TOTAL LIABILITIES	1,563,863	2,829,805

COMMITMENTS AND CONTINGENCIES (See Note 4)

STOCKHOLDER'S EQUITY
Common stock, $1.00 par value, 100,000 shares authorized; 1,265 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	1,265	1,265
Additional paid-in capital	110,359	110,359
Retained earnings	907,050	934,743
TOTAL STOCKHOLDER'S EQUITY	1,018,674	1,046,367

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$2,582,537	$3,876,172

The accompanying notes are an integral part of these unaudited condensed financial statements

COASTAL PRIDE COMPANY, INC.

CONDENSED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 and 2018

(UNAUDITED)

	2019	2018
REVENUE, NET	$7,454,866	$8,742,423

COST OF REVENUE	6,724,187	7,437,904

GROSS PROFIT	730,678	1,268,519

OPERATING EXPENSES:
COMMISSIONS	321,600	535,728
SALARIES & WAGES	214,842	262,590
OTHER OPERATING EXPENSES	193,191	189,859
TOTAL OPERATING EXPENSES	729,633	988,177

INCOME FROM OPERATIONS	1,045	280,342

OTHER INCOME (EXPENSE) :
INTEREST EXPENSE	(50,822)	(28,001)
OTHER INCOME	22,084	-
TOTAL OTHER INCOME (EXPENSE)	(28,738)	(28,001)

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	(27,693)	252,341

PROVISION FOR INCOME TAXES	-	58,887

NET INCOME (LOSS)	$(27,693)	$193,454

The accompanying notes are an integral part of these unaudited condensed financial statements

COASTAL PRIDE COMPANY, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

	Common Stock $1.00 par value		Additional		Total
	Shares	Amount	Paid-in Capital	Retained Earnings	Stockholder's Equity
December 31, 2017	1,265	$1,265	$110,359	$755,882	$867,506
Net Income		-		193,454	193,454
September 30, 2018 (unaudited)	1,265	$1,265	$110,359	$949,336	$1,060,960

	Common Stock $1.00 par value		Additional		Total
	Shares	Amount	Paid-in Capital	Retained Earnings	Stockholder's Equity
December 31, 2018	1,265	$1,265	$110,359	$934,743	$1,046,367
Net Loss		-		(27,693)	(27,693)
September 30,2019 (unaudited)	1,265	$1,265	$110,359	$907,050	$1,018,674

The accompanying notes are an integral part of these unaudited condensed financial statements

COASTAL PRIDE COMPANY, INC.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(UNAUDITED)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)	$(27,693)	$193,454
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of fixed assets	3,636	6,001
Provision for bad debt	13,350	13,155
Changes in operating assets and liabilities:
Receivables	434,147	152,367
Inventories	857,232	(243,144)
Other current assets and prepaid expense	(998)	10,122
Accounts payable and accruals	(679,727)	(31,856)
Net cash provided by operating activities	599,947	100,099

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(7,154)	(4,919)
Net cash used in investing activities	(7,154)	(4,919)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Overdraft	-	(7,982)
Repayment from working capital lines of credit, net of proceeds	(586,215)	(59,439)
Net cash used in financing activities	(586,215)	(67,421)

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,578	27,759

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	27,758	-

CASH, AND CASH EQUIVALENTS - END OF PERIOD	$34,336	$27,759

Supplemental Disclosure of Cash Flow Information
Cash paid for interest expense	$50,822	$28,001
Cash paid for income taxes	$26,700	$81,858

The accompanying notes are an integral part of these unaudited condensed financial statements

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. Company Overview

Located in Beaufort, South Carolina, Coastal Pride Company., Inc. (the “Company”) has been in business since January of 1992. The Company was formed under the laws of the State of South Carolina. The primary focus of the Company and current source of revenue is importing blue and red swimming crab meat primarily from Indonesia, Philippines, Mexico, Venezuela and China and distributing it in the United States of America under several brand names such as Lubkin’s Coastal Pride, and Lubkin’s First Choice.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, such interim financial statements do not include all the information and footnotes required by generally accepted accounting principles in the United States (“GAAP”) for complete annual financial statements. The information furnished reflects all adjustments, consisting only of normal recurring items which are, in the opinion of management, necessary in order to make the financial statements not misleading. The balance sheet as of December 31, 2018 has been derived from the Company’s annual financial statements that were audited by an independent registered public accounting firm but does not include all of the information and footnotes required for complete annual financial statements. These financial statements should be read in conjunction with the audited financial statements and notes thereto which are included in this Current Report on Form 8K/A for a broader discussion of our business and the risks inherent in such business. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Cash, Restricted Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when products are shipped, the risks of ownership transfer to the customer and collectability is reasonably assured. Revenue is stated net of sales returns and allowances.

Revenue is inclusive of shipping and handling fees and all related costs of shipping and handling related to sales to customers are categorized as cost of revenue.

For the sale of certain third-party products, the Company evaluates whether it is appropriate to recognize revenue based on the gross amount billed to the customers or the net amount earned as revenue share. Generally, when the Company records revenue on a gross basis, the Company is the primary obligor in a transaction, and has also considered other factors, including whether the Company is subject to inventory risk or have latitude in establishing prices. For the nine months ended September 30, 2019 and 2018, the Company has recognized approximately $5,000 and $56,000 of revenue, respectively, on a net basis as the Company acts as an agent for one of its customers.

Income Taxes

The Company assesses its tax positions in accordance with ASC 740, Income Taxes, which provides guidance for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return's due date or the date filed), that remain subject to examination by the Company's major tax jurisdictions. The Company's tax returns for 2014 through 2018 remain subject to examination by the Internal Revenue Service and state taxing authorities.

Note 3. Debt

Working Capital Line of Credit

The Company secured a $2,000,000 working capital line of credit from Regions Bank on June 10, 2013 which is secured by the Company’s trade accounts receivable and inventory and personally guaranteed by the Company’s stockholders. The note was last amended on July 16, 2019 to extend its expiration date through July 16, 2020.

The maximum amount that can be drawn on the line of credit is equal to the lesser of $2,000,000 or the sum of 80% of the aggregate amount of eligible accounts receivable plus 50% of the aggregate amount of eligible inventory not to exceed $1,000,000.

Eligible accounts receivable exclude trade accounts receivable with balances over 90 days, the entire account for any debtor whose balance over 90 days exceeds 25% of the debtor’s total balance and the portion of the accounts of any single debtor which exceeds 20% of the Company’s total accounts receivable balance.

Eligible inventory excludes inventory older than 12 months, inventory not owned by the Company free and clear, and inventory which is obsolete, damaged, or defective.

Eligible accounts receivable and inventory serve as the collateral for the line of credit.

The interest rate is 2.750 percentage points plus the LIBOR index resulting in an initial rate of 5.075% per annum based on a year of 360 days, and is payable monthly. The interest rate was 4.77% at September 30, 2019. Interest was approximately $51,000 and $28,000 for the nine months ending September 30, 2019 and 2018, respectively, all of which was expensed.

Note 4. Commitment and Contingencies

Office lease

The Company leases office space from Janet S. Lubkin for $1,255 per month and from 307, LLC for $580 for seven months and then $750 for five months, both related parties through common family beneficial ownership. The lease with Janet S. Lubkin expires on December 31, 2024. The lease with 307, LLC expires on December 31, 2023and may be renewal for five years with an increased rent clause.

Rental expenses amounted to approximately $18,045 and 16,855 for the nine months ended September 30, 2019 and 2018, respectively.

Legal Contingencies

There are no pending legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

Note 5. Related Party Transactions

The Company leases its office spaces from a related party and an entity controlled by officers and stockholders of the Company.

The Working Capital Line of Credit from Regions Bank is backed by personal guarantees from all five Company stockholders.

Note 6. Subsequent Events

On November 26, 2019, the shareholders of Coastal Pride Company, Inc. executed an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with John Keeler & Co., Inc. (“Purchaser”) and Coastal Pride Seafood, LLC, a Florida limited liability company and newly-formed, wholly-owned subsidiary of the Purchaser (the “Acquisition Subsidiary” and, upon the effective date of the Merger, the “Surviving Company”). Pursuant to the terms of the Merger Agreement, the Company merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the following consideration was paid by the Purchaser:

(i) an aggregate of $394,622 in cash ;

(ii) a five-year 4% promissory note in the principal amount of $500,000 (the “Lubkin Note), issued by the Purchaser to Walter Lubkin Jr. (“Walter Jr.”);

(iii) three-year 4% convertible promissory notes in the aggregate principal amount of $210,000 (collectively, the “Sellers Notes” and together with the Lubkin Note, the “Notes”), issued by the Purchaser to Tracy Lubkin Greco (“Greco”), Walter F. Lubkin III (“Walter III”) and John C. Lubkin (“Lubkin”), pro rata to their ownership of the Company immediately prior to the Merger;

(iii) 500,000 shares of common stock ofBlue Star Foods Corp. issued to Walter Jr.; and

(iii) an aggregate of 795,000 shares of common stock of Blue Star Foods Corp., issued to Greco, Walter III and Lubkin, pro rata to their ownership of the Company immediately prior to the Merger. .

The Notes are subject to a right of offset against the Sellers’ indemnification obligations as described in the Merger Agreement and are subordinate and subject to prior payment of all indebtedness of the Purchaser under the Loan Agreement with ACF Finco I LP, as described below.

Principal and interest under the Lubkin Note are payable quarterly, commencing February 26, 2020, in an amount equal to the lesser of (i) $25,000 and (i) 25% of the Surviving Company’s quarterly earnings before interest, tax, depreciation and amortization.

One-sixth of the principal and interest under the Sellers Notes are payable quarterly commencing on August 26, 2021. The Sellers Notes are convertible into shares of common stock of the Company at the Seller’s option, at any time after the first anniversary of the date of the Note, at the rate of one share for each $2.00 of principal and/or interest so converted.

The Purchaser has the right to prepay the Notes in whole or in part at any time without penalty or premium.

The Merger was accounted for as a “forward merger” and recapitalization since, immediately following the completion of the transaction, the holders of John Keeler & Co., Inc.’s stock will have effective control of Coastal Pride Seafood, LLC.

On November 26, 2019 the Regions line of credit was paid in full, the guarantors were released from their obligation as part of the Merger transaction as described above.